Exhibit 99.1

BROADRIDGE REPORTS SECOND QUARTER FISCAL YEAR 2013 RESULTS

Reaffirms Full Year Guidance

LAKE SUCCESS, N.Y., February 7, 2013 – Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the second quarter of its fiscal year 2013. For the three months ended December 31, 2012, the Company reported revenues of $493 million, GAAP net earnings from continuing operations of $16 million, Non-GAAP net earnings from continuing operations of $22 million, GAAP diluted earnings per share from continuing operations of $0.13 and Non-GAAP diluted earnings per share from continuing operations of $0.17. This compares with revenues of $480 million, GAAP net earnings from continuing operations of $7 million, Non-GAAP net earnings from continuing operations of $19 million, GAAP diluted earnings per share from continuing operations of $0.05 and Non-GAAP diluted earnings per share from continuing operations of $0.15 for the comparable quarter of the previous fiscal year.

Our fiscal year 2013 Non-GAAP results exclude the impact of Acquisition Amortization and Other Costs and restructuring charges. In addition, our fiscal year 2012 Non-GAAP results exclude the impact of Acquisition Amortization and Other Costs, an impairment charge, and IBM Migration costs. The significant Non-GAAP adjustments to our results are described in more detail below.

Commenting on the results, Richard J. Daly, Chief Executive Officer, said, “Overall, I am satisfied with our second quarter results. For the quarter, our recurring revenues grew 3% in an ongoing challenging market environment. Although our sales pipeline is as strong as ever, I am not satisfied with our year-to-date recurring revenue closed sales results which were down approximately 45% compared with last year. This is primarily due to a longer than anticipated sales cycle for pending transactions with revenue greater than $5 million. During the first half of the year, we did not close any sales with revenue greater than $5 million, compared to the same period last year when we closed $22 million of such large sales.” He continued, “Due to the seasonal nature of our business, the first half of the fiscal year generally contributes less than 20% to our annual earnings results.” Mr. Daly concluded, “We expect to achieve our full year guidance as a result of our strong sales pipeline including the large pending sales, 99% client revenue retention rate, the leading market position our brand and products enjoy, and our continued commitment to drive cost efficiencies through the organization. With the long and difficult exit from the Clearing business behind us and event-driven revenues stabilized near their historical lows, moving forward, we are highly confident that our clear and executable strategy will create shareholder value across both our business segments.”

Financial Results for Second Quarter Fiscal Year 2013

For the second quarter of fiscal year 2013, revenues increased 3% to $493 million, compared to $480 million for the comparable period last year. The increase was driven by a positive contribution from recurring fee revenues of approximately $9 million including net new business (defined as closed sales less client losses) and higher distribution revenues of $3 million. GAAP pre-tax margins from continuing operations of 5.0% increased compared to 2.2% for the same period last year primarily due to the impact of the $10 million impairment charge on the Penson Worldwide, Inc. (“Penson”) common stock and $4 million of IBM Migration costs in the prior year. Non-GAAP pre-tax margins from continuing operations were 6.9% compared to 6.3% for the same period last year.

For the second quarter of fiscal year 2013, GAAP net earnings from continuing operations of $16 million increased 132%, compared to $7 million for the same period last year, primarily due to the impact of the aforementioned Penson impairment charge and IBM Migration costs in the prior year. Non-GAAP net earnings from continuing operations were $22 million. GAAP diluted earnings per share from continuing operations increased to $0.13 per share, compared to $0.05 per share in the second quarter of fiscal year 2012. Non-GAAP diluted earnings per share from continuing operations were $0.17 compared to $0.15 in the second quarter of fiscal year 2012. The Penson impairment charge and IBM Migration costs decreased GAAP diluted earnings per share by $0.05 and $0.02, respectively in the prior year.

Analysis of Second Quarter Fiscal Year 2013

Investor Communication Solutions

Revenues for the Investor Communication Solutions segment increased $10 million, or 3%, to $327 million in the second quarter of fiscal year 2013 compared to the second quarter of fiscal year 2012. Higher recurring fee revenues contributed $7 million and higher distribution revenues contributed $3 million. The positive contribution from recurring fee revenues was driven primarily by net new business and internal growth. Operating margin increased by 1.7 percentage points to 5.0% as a result of higher recurring revenues and cost containment efforts.

Securities Processing Solutions

Revenues for the Securities Processing Solutions segment increased $3 million, or 2%, to $164 million in the second quarter of fiscal year 2013 compared to the second quarter of fiscal year 2012. The increase was driven by net new business offset by lower trade volumes and the decline in revenues resulting from the new outsourcing services contract with Apex Clearing Corporation (“Apex”) replacing the terminated outsourcing services contract with Penson. Operating margin decreased, as expected, by 0.3 percentage points to 12.2% as a result of revenue mix.

Other

Pre-tax loss from continuing operations decreased by $8 million in the second quarter of fiscal year 2013, primarily due to the Penson impairment charge of $10 million in the same period last year.

Financial Results for Year-to-Date Fiscal Year 2013

For the six months ended December 31, 2012, revenues increased $33 million, or 3%, to $989 million, compared to $956 million for the comparable period last year. The increase was driven by a positive contribution from recurring fee revenues of approximately $19 million including net new business, acquisitions, higher distribution revenues of $11 million and higher event-driven fee revenues of $5 million. GAAP pre-tax margins from continuing operations of 5.4% improved compared to 3.8% for the same period last year as a result of the $10 million Penson impairment charge and $7 million of IBM Migration costs in the same period last year. Non-GAAP pre-tax margins from continuing operations were 7.0% compared to 6.9% in the same period last year.

For the six months ended December 31, 2012, GAAP net earnings from continuing operations of $34 million increased 45% compared to $24 million in the comparable period last year. Non-GAAP net earnings from continuing operations were $44 million compared to $42 million in the comparable period last year. GAAP diluted earnings per share from continuing operations increased to $0.27 per share compared to $0.19 per share for the comparable period last year. Non-GAAP diluted earnings per share from continuing operations were $0.35 per share compared to $0.33 per share for the comparable period last year. The Penson impairment charge and IBM Migration costs decreased GAAP diluted earnings per share by $0.05 and $0.03, respectively in the same period last year.

During the first six months of fiscal year 2013, our recurring revenue closed sales of $34 million decreased 45% from last year’s comparable period. Free cash flow was $55 million. In addition, the Company repurchased approximately 3.9 million shares of Broadridge common stock under its stock repurchase plan at an average price of approximately $23.44 per share, and there remain approximately 5.9 million shares available for purchase under the stock repurchase plan as of December 31, 2012.

Fiscal Year 2013 Financial Guidance

We are reaffirming our full year guidance. We anticipate recurring revenue growth in the range of 4% to 7% and total revenue growth in the range of 3% to 4%, GAAP earnings from continuing operations before income taxes margins in the range of 13.8% to 14.4%, and Non-GAAP earnings from continuing operations before income taxes margins in the range of 15.1% to 15.7%.

We anticipate GAAP diluted earnings per share from continuing operations in the range of $1.60 to $1.70, and Non-GAAP diluted earnings per share from continuing operations in the range of $1.76 to $1.86, based on diluted weighted-average shares outstanding of approximately 128 million shares. Our free cash flow is expected to be in the range of approximately $200 million to $250 million. Our recurring revenue closed sales are expected to be in the range of $110 million to $150 million.

The Non-GAAP earnings margins guidance range excludes the projected impact of Acquisition Amortization and Other Costs and restructuring charges. The Non-GAAP pre-tax earnings margins and diluted earnings per share guidance ranges increased from the guidance we provided in August 2012 as a result of the exclusion of the impact of Acquisition Amortization and Other Costs which was not excluded in the guidance we provided in August 2012. Our guidance does not take into consideration the effect of any future acquisitions, additional debt or share repurchases.

Description of Non-GAAP Adjustments:

Non-GAAP Measures

In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”) and should be viewed in addition to, and not as a substitute for, the Company’s reported results. Net earnings, diluted earnings per share and pre-tax earnings margins excluding Acquisition Amortization and Other Costs, Restructuring and Impairment Charges and IBM Migration costs are Non-GAAP measures. These measures are adjusted to exclude costs incurred by the Company in connection with amortization and other charges associated with the Company’s acquisitions, the termination of the Outsourcing Services Agreement with Penson and the migration of its data center to IBM, as Broadridge believes this information helps investors understand the effect of these items on reported results and provides a better representation of our actual performance. Free cash flow is a Non-GAAP measure and is defined as cash flow from operating activities, less capital expenditures and purchases of intangibles. Management believes this Non-GAAP measure provides investors with a more complete understanding of Broadridge’s underlying operational results. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. Accompanying this release is a reconciliation of Non-GAAP measures to the comparable GAAP measures.

Acquisition Amortization and Other Costs

Acquisition Amortization and Other Costs represents amortization charges associated with intangible asset values as well as other deal costs associated with the Company’s acquisitions. Our Non-GAAP results exclude the impact of the costs the Company incurred in connection with acquisitions. The Acquisition Amortization and Other Costs are recorded in our Cost of revenues in the Condensed Consolidated Statements of Earnings for the three and six months ended December 31, 2012 and 2011, respectively.

Restructuring and Impairment Charges

For the three and six months ended December 31, 2012, there were $4 million in pre-tax charges primarily related to restructuring charges as a result of the termination of the Outsourcing Services Agreement with Penson. These charges are recorded in our Other segment and Cost of revenues in the Condensed Consolidated Statements of Earnings for the three and six months ended December 31, 2012.

In fiscal year 2012, Broadridge reviewed its investment in the Penson common stock for impairment during the second fiscal quarter ended December 31, 2011. Based on the Company’s review, factoring in the level of decline in the fair value of the Penson common stock, management determined that the market value of the Penson common stock would not equal or exceed the cost basis of its investment within a reasonable period of time. After consideration of the severity and duration of this decline in fair value as well as the reasons for the decline in value, the Company recorded an other-than-temporary impairment charge of $10 million in the Other segment in the Condensed Consolidated Statements of Earnings at December 31, 2011, and established a new cost basis for this investment.

IBM Migration Costs

In March 2010, Broadridge entered into an Information Technology Services Agreement with International Business Machines (“IBM”) under which IBM provides us with certain aspects of our information technology infrastructure. Our fiscal year 2012 Non-GAAP results exclude the impact of the costs the Company incurred in connection with the migration of our data center to IBM (the “Migration”). The Migration costs are recorded in our Other segment and Cost of revenues in the Condensed Consolidated Statements of Earnings for the six months ended December 31, 2011. The more significant mainframe Migration was successfully completed at the end of our 2012 fiscal year resulting in a pre-tax charge of $25 million.

Earnings Conference Call

An analyst conference call will be held today, Thursday, February 7th at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will also be available to download and print approximately one hour before the webcast. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and operations outsourcing solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes more than $4.5 trillion in fixed income and equity trades per day. Broadridge employs approximately 6,200 full-time associates in 13 countries. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2013 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (the “2012 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2012 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; changes in laws and regulations affecting the investor communication services provided by Broadridge; declines in participation and activity in the securities markets; overall market and economic conditions and their impact on the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; any significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Contact Information

Investors:

David Ng

Broadridge Financial Solutions, Inc.

Senior Director, Investor Relations

(516) 472-5491

Broadridge Financial Solutions, Inc.

Condensed Consolidated Statements of Earnings

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Revenues	$493.2	$479.8	$989.0	$956.2

Cost of revenues	387.6	382.6	777.6	765.4
Selling, general and administrative expenses	77.2	73.5	150.1	138.2
Impairment charge	—	9.7	—	9.7
Other expenses, net	3.7	3.4	8.0	6.1

Total expenses	468.5	469.2	935.7	919.4

Earnings from continuing operations before income taxes	24.7	10.6	53.3	36.8
Provision for income taxes	8.9	3.8	19.2	13.3

Net earnings from continuing operations	15.8	6.8	34.1	23.5
Loss from discontinued operations, net of tax benefit	—	—	—	—

Net earnings	$15.8	$6.8	$34.1	$23.5

Basic Earnings per share:
Basic earnings per share from continuing operations	$0.13	$0.05	$0.28	$0.19
Basic loss per share from discontinued operations	—	—	—	—

Basic earnings per share	$0.13	$0.05	$0.28	$0.19

Diluted earnings per share:
Diluted earnings per share from continuing operations	$0.13	$0.05	$0.27	$0.19
Diluted loss per share from discontinued operations	—	—	—	—

Diluted earnings per share	$0.13	$0.05	$0.27	$0.19

Weighted-average shares outstanding:
Basic	122.0	123.7	123.0	123.7
Diluted	125.5	127.2	126.3	126.9
Dividends declared per common share	$0.18	$0.16	$0.36	$0.32

Broadridge Financial Solutions, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

(Unaudited)

	December 31, 2012	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$259.1	$320.5
Accounts receivable, net of allowance for doubtful accounts of $5.1 and $6.5, respectively	305.2	370.7
Other current assets	89.3	86.2

Total current assets	653.6	777.4
Property, plant and equipment, net	76.5	79.0
Goodwill	782.6	780.0
Intangible assets, net	126.8	143.3
Other non-current assets	216.7	207.9

Total assets	$1,856.2	$1,987.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$97.7	$102.2
Accrued expenses and other current liabilities	198.3	260.6
Deferred revenues	48.4	47.5

Total current liabilities	344.4	410.3
Long-term debt	524.4	524.4
Deferred taxes	56.3	63.2
Deferred revenues	41.7	38.3
Other non-current liabilities	106.0	100.9

Total liabilities	1,072.8	1,137.1

Commitments and contingencies

Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 153.8 shares and 152.9 shares, respectively; outstanding, 121.8 and 124.8 shares, respectively	1.5	1.5
Additional paid-in capital	769.1	739.4
Retained earnings	676.3	686.1
Treasury stock: at cost, 32.0 and 28.1 shares, respectively	(672.7)	(580.0)
Accumulated other comprehensive income	9.2	3.5

Total stockholders’ equity	783.4	850.5

Total liabilities and stockholders’ equity	$1,856.2	$1,987.6

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Revenues
	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Investor Communication Solutions	$326.8	$316.8	$666.3	$629.8
Securities Processing Solutions	163.8	161.1	317.7	319.5
Other	—	0.1	—	0.1
Foreign currency exchange	2.6	1.8	5.0	6.8

Total	$493.2	$479.8	$989.0	$956.2

	Earnings (Loss) from Continuing Operations before Income Taxes
	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Investor Communication Solutions	$16.5	$10.6	$43.7	$19.0
Securities Processing Solutions	20.0	20.2	29.4	48.0
Other	(15.1)	(22.7)	(27.0)	(35.6)
Foreign currency exchange	3.3	2.5	7.2	5.4

Total	$24.7	$10.6	$53.3	$36.8

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

(In millions, except per share amounts)

	Earnings from Continuing Operations before Income Taxes
	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Adjusted Earnings from Continuing Operations before Income Taxes (Non-GAAP)	$34.1	$30.4	$68.9	$66.1
Acquisition Amortization and Other Costs	(5.8)	(6.4)	(11.3)	(12.7)
Restructuring and Impairment Charges	(3.6)	(9.7)	(4.3)	(9.7)
IBM Migration Costs	—	(3.7)	—	(6.9)

Earnings from Continuing Operations before Income Taxes (GAAP)	$24.7	$10.6	$53.3	$36.8

Pre-tax Margins (Non-GAAP)	6.9%	6.3%	7.0%	6.9%
Pre-tax Margins (GAAP)	5.0%	2.2%	5.4%	3.8%

	Net Earnings from Continuing Operations
	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Adjusted Net Earnings from Continuing Operations (Non-GAAP)	$21.8	$19.4	$44.1	$42.2
Acquisition Amortization and Other Costs, net of taxes	(3.7)	(4.0)	(7.2)	(8.1)
Restructuring and Impairment Charges, net of taxes	(2.3)	(6.2)	(2.8)	(6.2)
IBM Migration Costs, net of taxes	—	(2.4)	—	(4.4)

Net Earnings from Continuing Operations (GAAP)	$15.8	$6.8	$34.1	$23.5

	Diluted Earnings Per Share from Continuing Operations
	Three Months Ended June 30,		Six Months Ended December 31,
	2012	2011	2012	2011
Adjusted Diluted Earnings Per Share from Continuing Operations (Non-GAAP)	$0.17	$0.15	$0.35	$0.33
Acquisition Amortization and Other Costs, net of taxes	(0.03)	(0.03)	(0.06)	(0.06)
Restructuring and Impairment Charges, net of taxes	(0.01)	(0.05)	(0.02)	(0.05)
IBM Migration Costs, net of taxes	—	(0.02)	—	(0.03)

Diluted Earnings Per Share from Continuing Operations (GAAP)	$0.13	$0.05	$0.27	$0.19

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

EBIT from Continuing Operations Reconciliation

(In millions)

	Q2 YTD FY13	FY13 Guidance Range
	Actual	Low	High
EBIT (Non-GAAP)	$65	$353	$377

EBIT Margins (Non-GAAP)	6.6%	14.9%	15.7%

Acquisition Amortization and Other Costs	11	22	22
Interest and Other	(7)	(17)	(21)

Total EBT (Non-GAAP)	69	358	378

EBT Margins (Non-GAAP)	7.0%	15.1%	15.7%
Acquisition Amortization and Other Costs	(11)	(22)	(22)
Restructuring Charges	(4)	(10)	(10)

Total EBT (GAAP)	53	326	346

EBT Margins (GAAP)	5.4%	13.8%	14.4%

NOTE: Amounts in this table may not sum to totals due to rounding.

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Fiscal Year 2013 Guidance

(In millions, except per share amounts)

	FY13 Guidance Range (a)
	Low	High
Adjusted Earnings from Continuing Operations before Income Taxes (Non-GAAP)	$358	$378
Acquisition Amortization and Other Costs	(22)	(22)
Restructuring Charges	(10)	(10)

Earnings from Continuing Operations before Income Taxes (GAAP)	$326	$346

Pre-tax Margins (Non-GAAP)	15.1%	15.7%
Pre-tax Margins (GAAP)	13.8%	14.4%

	FY13 Guidance Range (a)
	Low	High
Adjusted Diluted EPS from Continuing Operations (Non-GAAP)	$1.76	$1.86
Acquisition Amortization and Other Costs	(0.11)	(0.11)
Restructuring Charges	(0.05)	(0.05)

Diluted EPS from Continuing Operations (GAAP)	$1.60	$1.70

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases.

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Free Cash Flow

(In millions)

	Q2 YTD FY13	FY13 Guidance Range (a)
	Actual	Low	High
Net Earnings from Continuing Operations (GAAP)	$34	$205	$218
Depreciation and amortization (includes other LT assets)	48	95	105
Stock-based compensation expense	13	31	31
Other	(5)	(5)	5

Subtotal	90	326	359
Working capital changes	(1)	(15)	(15)
Long-term assets & liabilities changes	(15)	(60)	(50)

Net cash flow provided by continuing operating activities	74	251	294
Cash Flows From Investing Activities
Capital expenditures and software purchases	(19)	(55)	(45)

Free cash flow (Non-GAAP)	$55	$196	$249

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases.